Exhibit 99.(17)(d)

We Need Your Vote!

You really can make a difference!

Your vote is important!

We hope that we can count on your participation.

What you should do now	Three easy ways to vote.

1 Read the enclosed Proxy Statement.	1 Call our toll-free number (found on your Vote Card) from a touch-tone telephone.

2 See your personalized voting instructions.	2 Log on to the Internet at www.proxyvote.com.

3 Vote	3 By Mail.

Voting is available 24 hours a day, 7 days a week.

Note: Phone or Internet votes are less costly to process. Reminder that mailings are expensive, so vote today!

www.proxyvote.com

An Electronic Solution for Reducing Paper Flow to Your Home.

Enrollment Is Fast and Simple.

Help the environment. Enroll today for future electronic delivery of shareholder materials.

We are pleased to offer our shareholders the convenience of viewing annual and semiannual reports, prospectuses, and proxy statements on-line. With your consent, we will stop sending paper copies of these documents until you notify us otherwise.

To participate on-line

•             Go to www.icsdelivery.com/prudential/funds and enroll.

•             Instead of receiving printed documents by mail, you will receive notification via e-mail when new materials are available.

•             You can cancel your enrollment or change your e-mail address at any time by clicking on the change/cancel enrollment option at the icsdelivery website address.

www.icsdelivery.com/prudential/funds